Exhibit 99.3
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                                  Press Release


FOR IMMEDIATE RELEASE:

              RIVIERA ANNOUNCES TERMINATION OF MANAGEMENT AGREEMENT

LAS VEGAS, NV - September 3, 1999 - Riviera Holdings Corporation (AMEX: RIV), announced today that the agreement, under which Riviera Gaming Management-Elsinore, Inc. a wholly owned subsidiary of Riviera Holdings Corporation, manages the Four Queens Hotel and Casino would terminate at the end of 1999.

Elsinore Corporation, which owns the Four Queens Hotel and Casino also announce that Dual Cooper, would assume the position of General Manager of the Four Queens effective immediately.

William L. Westerman, Chairman and Chief Executive Officer of Riviera Holdings Corporation said that he and the Riviera team would cooperate with the Four Queens executives in effecting an orderly transition.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and is developing a casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.